Exhibit 99.1

PRESS RELEASE

LIBERTY GLOBAL REPORTS FISCAL 2008 RESULTS

Achieved 2008 Rebased OCF Growth of 14%

Full Year Free Cash Flow Increased 82%

Repurchased $6 Billion of Equity since 2005,

including over $2 Billion in 2008

Englewood, Colorado – February 23, 2009: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the fourth quarter (“Q4”) and year ended December 31, 2008. Highlights for full year 2008 compared to the results for 2007 (unless noted), include:

•	Revenue of $10.6 billion, an increase of 17%

•	Operating Cash Flow (“OCF”)[1] of $4.5 billion, an increase of 27%

•	OCF margin[2] expansion of 330 basis points to 42.9%

•	Total RGU[3] additions of 2.4 million, including 1.0 million organic RGU additions

•	Net loss of $789 million compared to a net loss of $423 million due principally to non-operating items

•	Free Cash Flow (“FCF”)[4] of $763 million, an increase of 82%

•	Over $2 billion of consolidated liquidity[5] at December 31, 2008

President and CEO Mike Fries said, “Our 2008 results demonstrate our ability to grow our global cable business despite challenging economic conditions in many of our markets. Adjusting to neutralize the impact of acquisitions and foreign currency movements, rebased 6 revenue and OCF growth were 6% and 14%, respectively, and consistent with our 2008 guidance targets. OCF margin expansion was driven by a combination of profitable subscriber growth, scale efficiencies from our global distribution platform, and stringent cost controls. Perhaps most importantly, we generated Free Cash Flow of $763 million in 2008, an 82% improvement compared to the prior year, and we believe we are well positioned to drive meaningful FCF growth in 2009.”

“From an operating perspective, we are focused on exploiting three key competitive advantages. First, we are experiencing exceptional growth and acceptance of our digital television products, as we reported record fourth quarter and full year organic digital cable additions. With a base of over 5 million digital cable subscribers, our DVR, HD and VoD products7 are gaining considerable traction as we increase the availability of these advanced digital services across our footprint, and expand our HD channel offerings and VoD libraries. Second, we now have the ability to offer next generation broadband speeds of over 100 Mbps in two of our markets (Japan and the Netherlands), and plan to aggressively deploy similar products in many of our other markets by year end. We believe this will give us a distinct and exploitable advantage versus the peak speeds offered by our DSL-based competition. Finally, we continue to benefit from driving multiple products into the home, which in turn, has positively impacted customer ARPUs8 across nearly all our markets.”

“In terms of our capital structure, our balance sheet and liquidity position remain strong, as we have limited near-term debt amortizations, a low cost of capital, and are generally hedged on interest rates and foreign currencies. We remain committed to driving long-term shareholder value, as evidenced by having reduced our shares outstanding by over 40% over the last 3 1/2 years. Since that time, we have repurchased $6.0 billion of equity in total, including over $2.2 billion in 2008. Although we are focused on maintaining prudent liquidity reserves, we continue to believe our equity is an attractive investment, as evidenced by the fact that we have repurchased $250 million in equity since early November 2008.”

PRESS RELEASE

Subscriber Statistics

At December 31, 2008, we provided our 16.9 million customers a total of 26.5 million services, consisting of 15.6 million video, 6.2 million broadband internet and 4.7 million telephony RGUs. During the fourth quarter, we grew our subscriber base by 1.3 million RGUs, including 284,000 organic additions. This organic growth compares to an average of 255,000 organic additions over the previous three quarters of 2008. For the year ended December 31, 2008, we added 2.4 million subscribers, including 1.0 million organic RGU additions, and as a result, achieved a 10% increase to our RGU base in 2008.

A key driver of our 2008 RGU results was growth in our advanced services.9 For both the quarter and year ended December 31, 2008, we achieved record organic advanced service subscriber gains, adding 839,000 and 2.8 million RGUs, respectively. This growth meaningfully contributed to our bundled penetration rates at December 31, 2008, as 38% of our customers subscribed to two or more products, of which approximately half were triple-play customers. As compared to 2007, we increased our triple-play customer base by 27% or 681,000 customers, and overall, we increased our total bundled customer base by 18% or 994,000 customers.

During the fourth quarter, video competition continued to impact our business, as we experienced an organic loss of 54,000 video RGUs. Nonetheless, comparing our fourth quarter results to the prior three quarters of 2008, our organic video RGU loss in Europe was the lowest of the year. This was largely a result of improvements in our Austrian, Polish and Czech video businesses.

With 501,000 organic RGU additions during Q4, digital video, including both digital cable and DTH, remained our strongest growing business line for the seventh consecutive quarter. Digital cable performed especially well, generating a record 468,000 organic RGU additions in the fourth quarter. With 1.4 million organic RGU additions in 2008, digital cable growth improved by more than 50% as compared to 2007, driven by notable improvements in the Netherlands, Austria, our central and eastern European (“CEE”) markets and VTR. As a result, our digital cable penetration10 increased from 25% to 36% in the last twelve months. We also experienced the growing success of our DVR, HD and VoD products as we continue to expand these services across our footprint. In the Netherlands, nearly 50% of our digital customer base subscribes to our DVR and/or HD services and in Japan, we increased the HD-DVR subscriber base by 59% year-over-year.

In 2008, we also continued to grow our broadband internet and telephony subscriber bases, as we organically added over 600,000 subscribers to each service. During the fourth quarter, we added 168,000 and 170,000 organic broadband internet and telephony subscribers, respectively, finishing the year with global broadband internet and telephony penetrations11 of 21% and 17%, respectively. As compared to 2007, we realized meaningful broadband internet penetration expansion in CEE, Telenet and VTR and increased our telephony penetration in almost all markets. Equally important, we added over 3 million homes serviceable to both our broadband internet and telephony footprints. We also made great strides in 2008 with our ultra high-speed broadband product in Japan and the Netherlands. In Japan, we experienced strong take-up of our 160 Mbps product, growing subscribers by 90,000 to finish 2008 at 108,000 RGUs. In the Netherlands, we launched next generation broadband speeds of 60 Mbps and 120 Mbps which are now available to over 1 million homes in our Dutch footprint.

Revenue

For the three months and year ended December 31, 2008, we reported revenue of $2.6 billion and $10.6 billion, respectively. These results reflect growth of 4% and 17%, respectively, as compared to the corresponding prior year periods, and were driven by a combination of organic growth, foreign currency (“FX”) changes, and acquisitions. Adjusting for FX and acquisition effects, we achieved rebased revenue growth of approximately 6% for both the fourth quarter and full year, as compared to the respective prior year periods.

PRESS RELEASE

Our Polish, Chilean and Australian operations led LGI with double-digit rebased revenue growth for both the fourth quarter and full year. Additionally, these three operations posted quarterly sequential improvement in their rebased growth rate in the fourth quarter. As in previous quarters, organic growth was predominantly driven by advanced service additions, as well as some ARPU improvement in certain markets. One such highlight is evident in the Netherlands, where we realized a 40% increase in incremental digital cable ARPU on a year-over-year basis. As compared to both the fourth quarter and full year 2007 results, our overall rebased growth rates have declined, primarily as a result of increased analog churn, lower net additions and product-specific ARPU compression.

In 2008, we also raised our full year blended ARPU per customer by 15% to $45.27, as compared to $39.31 in 2007. This improvement stemmed primarily from a combination of continued success in bundling, higher revenue from our digital products and favorable FX changes. In addition to growth on a consolidated level, each of our key segments experienced ARPU per customer increases in 2008, as compared to 2007 levels. Our operations at the UPC Broadband Division (“UPC”), VTR and Telenet generated ARPU per customer growth ranging from 7% to 9% in 2008, and at J:COM, our ARPU per customer increased by 1%.

Operating Cash Flow

For the three months and year ended December 31, 2008, we generated $1.1 billion and $4.5 billion of OCF, respectively. These amounts reflect growth of 15% and 27%, respectively, as compared to the corresponding periods in 2007. Adjusting for FX and acquisition effects, we delivered rebased OCF growth of approximately 14% for both the three months and year ended December 31, 2008, as compared to the respective prior year periods. In the fourth quarter alone, six of our fifteen markets, led by Poland, Switzerland and Ireland, exceeded rebased OCF growth of 15%.

Our OCF margin of 43.2% and 42.9% for the three months and year ended December 31, 2008 represented growth of 400 and 330 basis points, respectively, over the comparable periods in 2007. For both the fourth quarter and full year 2008, our core operating segments, UPC, Telenet, J:COM and VTR, all achieved meaningful OCF margin expansion, with our best-in-class operations, Telenet and UPC, realizing full year OCF margins of 48.2% and 47.2%, respectively. Specifically at UPC, our OCF margin improvement for both the fourth quarter and full year was due largely to reductions in operating expenses as measured as a percentage of revenue. These operating expense reductions enabled several operations, including those in Ireland, Switzerland and Hungary, to post sequential quarterly OCF margin improvements. Overall, the substantial increase in our consolidated fourth quarter and full year 2008 OCF margins continues to be driven by selling high margin products and focusing on controlling costs and generating operational leverage.

Net Loss

For the year ended December 31, 2008, we reported a net loss of $789 million or $2.50 per share, as compared to a net loss of $423 million or $1.11 per share, for the year ended December 31, 2007. For the three months ended December 31, 2008, we realized a net loss of $753 million or $2.60 per share, as compared to our net loss of $197 million or $0.54 per share, for the corresponding prior year period. During both the three and twelve month periods ended December 31, 2008, we experienced increases of operating income of 21% and 104%, respectively, above the comparable 2007 periods. These increases, which include the negative effect of a fourth quarter $145 million impairment of goodwill associated with our Romanian operations, were more than offset by higher losses from changes in foreign currency rates and other non-operating items during 2008, as compared to 2007. The full year comparison was also adversely impacted by a gain of $558 million during 2007 relating to the disposition of assets.

Capital Expenditures and Free Cash Flow

Capital expenditures for the year ended December 31, 2008 totaled $2,375 million or 22% of revenue, as compared to $2,035 million or 23% of revenue. On a comparative basis to 2007, the proportion of our capital spend related to customer premise equipment, scalable infrastructure and network increased to 82% in 2008 from 78% in 2007. With respect to the fourth quarter, we reported capital expenditures of $696 million or 27% of

PRESS RELEASE

revenue for the three months ended December 31, 2008, as compared to $583 million or 24% for the corresponding prior period. The increase in the fourth quarter as compared to last year resulted principally from capital expenditures which we brought forward into the fourth quarter of 2008 in order to realize attractive vendor discounts, as well as increased spend on customer premise equipment and scalable infrastructure relating to the expansion of our digital cable and DOCSIS 3.0 roll-outs.

As compared to the corresponding prior year periods, free cash flow increased $24 million, or 12%, to $218 million during the fourth quarter 2008 and increased $344 million, or 82%, to $763 million during the full year 2008. Our free cash flow growth in 2008 resulted from increased cash provided by operating activities and was partially offset by higher capital expenditures in absolute dollar terms, as noted above. During the full year 2008, our FCF conversion ratio12 improved 500 bps to 17% as compared to 12% for the full year 2007.

Leverage and Liquidity

At December 31, 2008, total debt was $20.5 billion and cash and cash equivalents (including restricted cash of $476 million related to our debt instruments) totaled $1.8 billion, resulting in net debt13 of $18.7 billion. Since September 30, 2008, net debt increased by approximately $1.5 billion. The increase is largely attributable to the impact of fourth quarter 2008 acquisitions made by J:COM and Telenet and the approximate 17% appreciation of the Japanese yen against the U.S. dollar in the quarter.

Our gross and net leverage ratios14 were 4.6x and 4.2x, respectively, for the fourth quarter 2008, as compared to 4.8x and 4.1x for the fourth quarter 2007. Our ratios increased relative to the September 30, 2008 gross and net ratios of 4.1x and 3.7x, respectively, primarily related to the changes in average and spot FX rates during the fourth quarter, as well as a result of the changes in our debt and cash balances noted above, and the fact that J:COM’s acquisition of Mediatti was not completed until the end of the quarter.

Our liquidity position at December 31, 2008 was approximately $2.2 billion, consisting of cash and unused borrowing capacity. Of this amount, approximately $1.4 billion was in unrestricted cash, represented by $817 million held by LGI (parent) and our non-operating subsidiaries and $557 million held by our operating subsidiaries. The remaining $871 million was attributable to our aggregate unused borrowing capacity, as represented by the maximum undrawn commitment under each of our credit facilities, including those at UPC Broadband Holding, Telenet, and J:COM.15 Approximately 36% of this capacity is at our UPC Broadband Holding credit facility and upon completion of our fourth quarter bank reporting requirement, we estimate that all of the approximately €223 million ($311 million) of capacity will be available at UPC Broadband Holding. In addition to our overall liquidity, we have minimal near-term debt amortizations, as approximately 6% of our debt matures during the next two years, most of which is attributable to J:COM.16

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of December 31, 2008, Liberty Global operated state-of-the-art networks that served approximately 17 million customers across 15 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

PRESS RELEASE

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our 2009 outlook, our future growth prospects, including our continued ability to generate free cash flow, expand our RGUs and increase our ARPU per customer, and our liquidity, including our ability to repay near-term debt amortizations, the performance of our currency hedges and our borrowing availability; our expectations with respect to the timing and impact of our roll-out of digital and broadband products and services; our insight and expectations regarding competitive and economic factors in our markets; the impact of our M&A activity on our operations and financial performance; our expectations concerning future repurchases of our stock; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company’s services and willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by percentage of revenue and achieve assumed margins, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Investor Relations		Corporate Communications

Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
Molly Bruce	+1 303.220.4202	Bert Holtkamp	+31 20.778.9447
K.C. Dolan	+1 303.220.6686

[1]	Please see page 12 for our operating cash flow definition and the required reconciliation.
[2]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.
[3]

Please see page 19 for definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent additions on a net basis.

[4]

Free cash flow or FCF is defined as net cash provided by operating activities less capital expenditures, each as reported in our consolidated statements of cash flows. See page 14 for more information on FCF and the required reconciliation.

[5]	Consolidated liquidity includes our cash balance plus our aggregate unused borrowing capacity.
[6]

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2008, we have adjusted our historical 2007 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2007 and 2008 in the respective 2007 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2008 results, (ii) exclude the pre-disposition revenue and OCF of certain entities that were disposed of during 2007 and 2008 from our rebased amounts to the same extent that such entities were excluded from our results in 2008 and (iii) reflect the translation of our 2007 rebased amounts at the applicable average exchange rates that were used to translate our 2008 results. Please see page 9 for supplemental information.

[7]	The following abbreviations are defined as follows: DVR - digital video recorder; HD – high definition; and VoD – video-on-demand.
[8]

ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship. ARPU or ARPU per RGU refers to the average monthly subscription revenue per average RGU. In both cases, the amounts are calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships or RGUs, as the case may be, for the period.

[9]	Advanced services represent our services related to digital video, including digital cable and direct-to-home (“DTH”), broadband internet and telephony.
[10]	Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.
[11]	Broadband internet and telephony penetration is calculated by dividing the broadband internet and telephony RGUs by their respective homes serviceable.
[12]	FCF conversion ratio is defined as FCF divided by OCF. Please see pages 12 and 14 for more information on OCF and FCF.
[13]

Total debt includes capital lease obligations. Total cash and cash equivalents includes $476 million of restricted cash that is related to our debt instruments. Net debt is defined as total debt less cash and cash equivalents including our restricted cash balances related to our debt instruments.

[14]	Our gross and net leverage ratios are defined as total debt and net debt to last quarter annualized operating cash flow.
[15]

The $871 million amount reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under of our applicable facilities without regard to covenant compliance calculations. This amount excludes approximately $214 million related to unused borrowing capacity associated with the VTR Bank Facility. Pursuant to the deposit arrangements with the lender in relation to the VTR Bank Facility, we are required to fund a cash collateral account in an amount equal to the outstanding principal and interest under the VTR Bank Facility.

[16]	Includes principal amount of capital leases.

PRESS RELEASE

Liberty Global, Inc.

Condensed Consolidated Balance Sheets

	December 31,
	2008	2007
	in millions
ASSETS

Current assets:
Cash and cash equivalents	$1,374.0	$2,035.5
Trade receivables, net	1,002.8	1,003.7
Other receivables, net	51.8	95.7
Deferred income taxes	280.8	319.1
Derivative instruments	193.6	230.5
Other current assets	330.7	240.1

Total current assets	3,233.7	3,924.6

Restricted cash	470.8	475.5
Investments	979.8	1,171.5
Property and equipment, net	12,035.4	10,608.5
Goodwill	13,144.7	12,626.8
Intangible assets subject to amortization, net	2,405.0	2,504.9
Other assets, net	1,716.7	1,306.8

Total assets	$33,986.1	$32,618.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$735.0	$804.9
Deferred revenue and advance payments from subscribers and others	918.4	933.8
Current portion of debt and capital lease obligations	513.0	383.2
Derivative instruments	441.7	116.2
Accrued interest	142.4	341.2
Other accrued and current liabilities	1,491.6	1,278.2

Total current liabilities	4,242.1	3,857.5

Long-term debt and capital lease obligations	19,989.9	17,970.2
Deferred tax liabilities	902.7	743.7
Other long-term liabilities	2,356.7	1,765.1

Total liabilities	27,491.4	24,336.5

Commitments and contingencies

Minority interests in subsidiaries	3,101.7	2,446.0

Stockholders’ equity	3,393.0	5,836.1

Total liabilities and stockholders’ equity	$33,986.1	$32,618.6

PRESS RELEASE

Liberty Global, Inc.

Condensed Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
	in millions, except per share amounts
Revenue	$2,570.5	$2,461.4	$10,561.1	$9,003.3

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation)	990.6	1,023.7	4,112.4	3,717.2
Selling, general and administrative (SG&A) (including stock-based compensation)	498.6	525.2	2,069.1	1,911.7
Depreciation and amortization	697.7	673.5	2,857.7	2,493.1
Provisions for litigation	—	25.0	—	171.0
Impairment, restructuring and other operating charges, net	155.3	26.0	158.5	43.5

	2,342.2	2,273.4	9,197.7	8,336.5

Operating income	228.3	188.0	1,363.4	666.8

Other income (expense):
Interest expense	(283.7)	(275.7)	(1,147.4)	(982.1)
Interest and dividend income	16.4	30.7	91.8	115.3
Share of results of affiliates, net	0.2	4.7	5.4	33.7
Realized and unrealized gains (losses) on derivative instruments, net	(10.3)	143.6	78.9	72.4
Foreign currency transaction gains (losses), net	(648.4)	67.8	(552.1)	109.4
Unrealized gains (losses) due to changes in fair values of certain investments and debt, net	77.4	30.5	(7.0)	(200.0)
Other-than-temporary declines in fair values of investments	—	(206.6)	—	(212.6)
Losses on extinguishment of debt, net	—	(90.4)	—	(112.1)
Gains on disposition of assets, net	1.8	4.5	—	557.6
Other income (expense), net	(1.8)	(1.1)	—	1.3

	(848.4)	(292.0)	(1,530.4)	(617.1)

Earnings (loss) before income taxes and minority interests	(620.1)	(104.0)	(167.0)	49.7

Income tax expense	(119.0)	(109.3)	(434.8)	(233.1)
Minority interests in losses (earnings) of subsidiaries, net	(13.5)	16.1	(187.1)	(239.2)

Net loss	$(752.6)	$(197.2)	$(788.9)	$(422.6)

Basic and diluted loss per share	$(2.60)	$(0.54)	$(2.50)	$(1.11)

PRESS RELEASE

Liberty Global, Inc.

Condensed Consolidated Statements of Cash Flows

	Year ended December 31,
	2008	2007
	in millions
Cash flows from operating activities:
Net loss	$(788.9)	$(422.6)
Net adjustments to reconcile net loss to net cash provided by operating activities	3,926.9	2,875.8

Net cash provided by operating activities	3,138.0	2,453.2

Cash flows from investing activities:
Capital expended for property and equipment	(2,375.0)	(2,034.5)
Cash paid in connection with acquisitions, net of cash acquired	(691.9)	(1,178.8)
Proceeds received upon dispositions of assets	40.6	481.7
Investments in and loans to affiliates and others	(31.8)	(43.5)
Other investing activities, net	13.3	(11.6)

Net cash used by investing activities	(3,044.8)	(2,786.7)

Cash flows from financing activities:
Borrowings of debt	2,516.6	4,932.6
Repayments of debt and capital lease obligations	(1,057.1)	(2,294.7)
Repurchase of LGI common stock	(2,271.8)	(1,796.8)
Cash distribution by subsidiaries to minority interest owners	(33.5)	(596.5)
Proceeds from issuance of stock by subsidiaries	31.9	124.9
Payment of deferred financing costs	(27.7)	(95.3)
Proceeds from issuance of LGI common stock upon exercise of stock options	17.9	42.9
Change in cash collateral	9.4	6.2
Other financing activities, net	(12.6)	4.2

Net cash provided (used) by financing activities	(826.9)	327.5

Effect of exchange rates on cash	72.2	161.0

Net increase (decrease) in cash and cash equivalents	(661.5)	155.0

Cash and cash equivalents:
Beginning of period	2,035.5	1,880.5

End of period	$1,374.0	$2,035.5

Cash paid for interest	$1,288.0	$905.3

Net cash paid for taxes	$141.3	$76.2

PRESS RELEASE

Revenue and Operating Cash Flow

The following tables present revenue and operating cash flow by reportable segment for the three months and year ended December 31, 2008, as compared to the corresponding prior year periods. All of the reportable segments derive their revenue primarily from broadband communications services, including video, voice and broadband internet services. Certain segments also provide competitive local exchange carrier and other business-to-business communications services and J:COM provides certain programming services. At December 31, 2008, our operating segments in the UPC Broadband Division provided services in 10 European countries. Our Other Central and Eastern Europe segment includes our operating segments in the Czech Republic, Poland, Romania, Slovakia and Slovenia. Telenet, J:COM and VTR provide broadband communications services in Belgium, Japan and Chile, respectively. Our corporate and other category includes (i) Austar, (ii) other less significant consolidated operating segments that provide broadband communications services in Puerto Rico and video programming and other services in Europe and Argentina and (iii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2008, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2007 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2007 and 2008 in our rebased amounts for the three months and year ended December 31, 2007 to the same extent that the revenue and OCF of such entities are included in our results for the three months and year ended December 31, 2008, (ii) exclude the pre-disposition revenue and OCF of certain entities that were disposed of during 2007 and 2008 from our rebased amounts for the three months and year ended December 31, 2007 to the same extent that such entities were excluded from our results for the three months and year ended December 31, 2008, and (iii) reflect the translation of our rebased amounts for the three months and year ended December 31, 2007 at the applicable average exchange rates that were used to translate our results for the three months and year ended December 31, 2008. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended December 31, 2007 include Interkabel, six small acquisitions in Europe and four small acquisitions in Japan. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the year ended December 31, 2007 include Interkabel, JTV Thematics, Telesystems Tirol, fourteen small acquisitions in Europe and five small acquisitions in Japan. Additionally, the disposed entities that were excluded in whole or in part from the determination of our rebased revenue and OCF for the three months and year ended December 31, 2007 include our broadband communications operations in Brazil and Peru and our Liveshop operations in the Netherlands. In terms of acquired entities, we have reflected the revenue and OCF of these acquired entities in our 2007 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between generally accepted accounting principles in the U.S. (“GAAP”) and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2008 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2007 rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2007 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2008 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2007. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative period, (ii) the U.S. dollar change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency translation effects, and (iv) the percentage change from period to period on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

PRESS RELEASE

Revenue

	Three months ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$272.1	$285.3	$(13.2)	(4.6)	4.7	—
Switzerland	240.5	236.8	3.7	1.6	2.4	—
Austria	118.3	136.7	(18.4)	(13.5)	(5.0)	—
Ireland	80.7	82.9	(2.2)	(2.7)	6.8	—

Total Western Europe	711.6	741.7	(30.1)	(4.1)	2.4	2.3

Hungary	87.4	98.5	(11.1)	(11.3)	1.6	—
Other Central and Eastern Europe	209.5	221.8	(12.3)	(5.5)	4.8	—

Total Central and Eastern Europe	296.9	320.3	(23.4)	(7.3)	3.9	3.1

Central and corporate operations	2.1	2.0	0.1	5.0	14.3	—

Total UPC Broadband Division	1,010.6	1,064.0	(53.4)	(5.0)	2.9	2.5

Telenet (Belgium)	371.9	352.7	19.2	5.4	15.9	4.3
J:COM (Japan)	797.8	619.7	178.1	28.7	9.3	5.9
VTR (Chile)	153.1	174.5	(21.4)	(12.3)	12.0	12.0
Corporate and other	256.6	275.2	(18.6)	(6.8)	10.5	—
Intersegment eliminations	(19.5)	(24.7)	5.2	21.1	12.9	—

Total consolidated LGI	$2,570.5	$2,461.4	$109.1	4.4	8.0	5.5

	Year ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$1,181.1	$1,060.6	$120.5	11.4	3.9	—
Switzerland	1,017.0	873.9	143.1	16.4	4.9	—
Austria	538.0	503.1	34.9	6.9	(0.4)	—
Ireland	355.8	307.2	48.6	15.8	7.9	—

Total Western Europe	3,091.9	2,744.8	347.1	12.6	3.9	3.1

Hungary	405.9	377.1	28.8	7.6	0.2	—
Other Central and Eastern Europe	949.9	806.1	143.8	17.8	5.9	—

Total Central and Eastern Europe	1,355.8	1,183.2	172.6	14.6	4.1	3.5

Central and corporate operations	10.5	11.1	(0.6)	(5.4)	(14.5)	—

Total UPC Broadband Division	4,458.2	3,939.1	519.1	13.2	3.9	3.2

Telenet (Belgium)	1,509.0	1,291.3	217.7	16.9	9.4	6.1
J:COM (Japan)	2,854.2	2,249.5	604.7	26.9	11.3	6.4
VTR (Chile)	713.9	634.9	79.0	12.4	11.6	11.6
Corporate and other	1,110.7	975.7	135.0	13.8	10.6	—
Intersegment eliminations	(84.9)	(87.2)	2.3	2.6	9.0	—

Total consolidated LGI	$10,561.1	$9,003.3	$1,557.8	17.3	7.9	5.9

PRESS RELEASE

Operating Cash Flow

	Three months ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$165.8	$156.8	$9.0	5.7	16.0	—
Switzerland	133.4	106.7	26.7	25.0	26.0	—
Austria	56.8	60.8	(4.0)	(6.6)	2.4	—
Ireland	37.8	34.3	3.5	10.2	21.6	—

Total Western Europe	393.8	358.6	35.2	9.8	17.2	17.2

Hungary	47.9	49.3	(1.4)	(2.8)	11.0	—
Other Central and Eastern Europe	104.7	110.9	(6.2)	(5.6)	3.9	—

Total Central and Eastern Europe	152.6	160.2	(7.6)	(4.7)	6.1	5.5

Central and corporate operations	(57.2)	(66.4)	9.2	13.9	4.4	—

Total UPC Broadband Division	489.2	452.4	36.8	8.1	16.4	16.2

Telenet (Belgium)	175.1	154.5	20.6	13.3	24.5	12.3
J:COM (Japan)	341.6	251.3	90.3	35.9	15.5	10.1
VTR (Chile)	66.0	71.2	(5.2)	(7.3)	17.9	17.9
Corporate and other	37.6	35.2	2.4	6.8	43.8	—

Total	$1,109.5	$964.6	$144.9	15.0	18.6	13.7

	Year ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$681.4	$556.5	$124.9	22.4	14.6	—
Switzerland	541.8	419.3	122.5	29.2	16.5	—
Austria	272.7	237.5	35.2	14.8	6.6	—
Ireland	143.0	104.7	38.3	36.6	28.6	—

Total Western Europe	1,638.9	1,318.0	320.9	24.3	14.9	13.9

Hungary	211.7	189.9	21.8	11.5	3.9	—
Other Central and Eastern Europe	490.7	404.0	86.7	21.5	7.6	—

Total Central and Eastern Europe	702.4	593.9	108.5	18.3	6.4	6.5

Central and corporate operations	(235.0)	(237.8)	2.8	1.2	7.3	—

Total UPC Broadband Division	2,106.3	1,674.1	432.2	25.8	15.0	14.2

Telenet (Belgium)	726.6	597.1	129.5	21.7	13.7	10.7
J:COM (Japan)	1,191.0	911.6	279.4	30.6	14.5	10.5
VTR (Chile)	295.5	249.2	46.3	18.6	17.9	17.9
Corporate and other	213.7	135.8	77.9	57.4	52.8	—

Total	$4,533.1	$3,567.8	$965.3	27.1	16.3	13.6

PRESS RELEASE

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, provisions for litigation, and impairment, restructuring and other operating charges or credits). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. However, our definition of operating cash flow may differ from cash flow measurements provided by other public companies. A reconciliation of total segment operating cash flow to our earnings (loss) before income taxes and minority interests is presented below. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows.

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
	in millions
Total segment operating cash flow	$1,109.5	$964.6	$4,533.1	$3,567.8
Stock-based compensation expense	(28.2)	(52.1)	(153.5)	(193.4)
Depreciation and amortization	(697.7)	(673.5)	(2,857.7)	(2,493.1)
Provisions for litigation	—	(25.0)	—	(171.0)
Impairment, restructuring and other operating charges, net	(155.3)	(26.0)	(158.5)	(43.5)

Operating income	228.3	188.0	1,363.4	666.8
Interest expense	(283.7)	(275.7)	(1,147.4)	(982.1)
Interest and dividend income	16.4	30.7	91.8	115.3
Share of results of affiliates, net	0.2	4.7	5.4	33.7
Realized and unrealized gains (losses) on derivative instruments, net	(10.3)	143.6	78.9	72.4
Foreign currency transaction gains (losses), net	(648.4)	67.8	(552.1)	109.4
Unrealized gains (losses) due to changes in fair values of certain investments and debt, net	77.4	30.5	(7.0)	(200.0)
Other-than-temporary declines in fair values of investments	—	(206.6)	—	(212.6)
Losses on extinguishment of debt, net	—	(90.4)	—	(112.1)
Gains on disposition of assets, net	1.8	4.5	—	557.6
Other income (expense), net	(1.8)	(1.1)	—	1.3

Earnings (loss) before income taxes and minority interests	$(620.1)	$(104.0)	$(167.0)	$49.7

PRESS RELEASE

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table1 details the U.S. dollar equivalent balances of our consolidated debt, capital lease obligations and cash and cash equivalents at December 31, 2008:

	Debt	Capital Lease Obligations	Debt and Capital Lease Obligations	Cash and Cash Equivalents[2]
	in millions
LGI and its non-operating subsidiaries	$2,505.3	$—	$2,505.3	$817.1
UPC Holding (excluding VTR)	10,370.4	29.6	10,400.0	112.0
Telenet	2,829.4	438.0	3,267.4	91.6
J:COM	2,082.1	704.2	2,786.3	236.8
VTR	465.5	0.7	466.2	39.6
Austar	598.0	—	598.0	64.0
Chellomedia	312.1	—	312.1	8.6
Liberty Puerto Rico	167.6	—	167.6	1.8
Other operating subsidiaries	—	—	—	2.5

Total LGI	$19,330.4	$1,172.5	$20,502.9	$1,374.0

Capital Expenditures and Capital Lease Additions

The following table highlights our capital expenditures per category, as well as capital lease additions for the indicated periods:

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
	in millions
Customer premises equipment	$239.2	$199.1	$980.1	$828.8
Scalable infrastructure	156.4	104.3	390.8	280.1
Line extensions	56.1	41.3	194.3	149.1
Upgrade/rebuild	112.2	89.2	387.4	332.1
Support capital	117.7	137.7	390.9	376.7
Other including Chellomedia	14.3	11.7	31.5	67.7

Total capital expenditures (“capex”)	$695.9	$583.3	$2,375.0	$2,034.5

Capital expenditures	695.9	583.3	2,375.0	2,034.5
Capital lease additions	57.5	46.0	166.5	185.2

Total capex and capital leases	$753.4	$629.3	$2,541.5	$2,219.7

As % of revenue
Capital expenditures	27.1%	23.7%	22.5%	22.6%
Capex and capital leases	29.3%	25.6%	24.1%	24.7%

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
[2]	Excludes $476 million of restricted cash related to our debt instruments.

PRESS RELEASE

Free Cash Flow Definition and Reconciliation

FCF is defined as net cash provided by operating activities less capital expenditures, each as reported in our consolidated statements of cash flows. Adjusted FCF represents FCF less non-cash capital lease additions. FCF and Adjusted FCF are not GAAP measures of liquidity.

We believe that our presentation of FCF and Adjusted FCF provides useful information to our investors because these measures can be used to gauge our ability to service debt and fund new investment opportunities. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view FCF as a supplement to, and not a substitute for, GAAP measures of liquidity included in our consolidated cash flow statements. The following table highlights the reconciliation of net cash provided by operating activities to FCF and FCF to Adjusted FCF for the indicated periods:

	Three months ended December 31,		Year ended December 31,
	2008	2007[3]	2008	2007[3]
	in millions
Net cash provided by operating activities	$913.9	$777.3	$3,138.0	$2,453.2
Capital expenditures	(695.9)	(583.3)	(2,375.0)	(2,034.5)

FCF	$218.0	$194.0	$763.0	$418.7

FCF	$218.0	$194.0	$763.0	$418.7
Capital lease additions	(57.5)	(46.0)	(166.5)	(185.2)

Adjusted FCF	$160.5	$148.0	$596.5	$233.5

ARPU per Customer Relationship Table4

The following table provides ARPU per customer relationship for the indicated periods:

	Year ended December 31,
	2008		2007		% Change
UPC Broadband		€23.37		€21.52	8.6%

Telenet		€35.08		€32.84	6.8%

J:COM		¥7,442		¥7,350	1.3%

VTR	CLP	27,653	CLP	25,579	8.1%

Liberty Global Consolidated		$45.27		$39.31	15.2%

[3]

Our cash provided by operations for the three months and year ended December 31, 2007 differs from the previously reported amounts due primarily to the reclassification of cash flows related to derivative instruments to align with the classification of the applicable underlying cash flows.

[4]

ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. ARPU per customer relationship for UPC Broadband and Liberty Global Consolidated are not adjusted for currency impacts.

PRESS RELEASE

Customer Breakdown and Bundling

The following table provides information on the geography of our customer base and highlights our customer bundling metrics at December 31, 2008, September 30, 2008 and December 31, 2007:

	December 31, 2008	September 30, 2008	December 31, 2007	Q4’08 / Q3’08 (% Change)	Q4’08 / Q4’07 (% Change)
Total Customers
UPC Broadband	9,468,900	9,532,000	9,685,900	(0.7)%	(2.2)%
Telenet	2,402,500	1,968,900	2,043,800	22.0%	17.6%
J:COM	3,167,400	2,903,300	2,659,100	9.1%	19.1%
VTR	1,029,100	1,027,800	992,800	0.1%	3.7%
Other	841,100	833,200	783,600	0.9%	7.3%

Liberty Global Consolidated	16,909,000	16,265,200	16,165,200	4.0%	4.6%

Total Single-Play Customers	10,534,300	10,304,000	10,784,100	2.2%	(2.3)%
Total Double-Play Customers	3,205,300	3,075,000	2,892,600	4.2%	10.8%
Total Triple-Play Customers	3,169,400	2,886,200	2,488,500	9.8%	27.4%

% Double-Play Customers
UPC Broadband	16.3%	16.0%	15.3%	1.9%	6.5%
Telenet	22.3%	26.5%	24.3%	(15.8)%	(8.2)%
J:COM	27.9%	27.5%	27.5%	1.5%	1.5%
VTR	20.4%	19.7%	16.1%	3.6%	26.7%
Liberty Global Consolidated	19.0%	18.9%	17.9%	0.5%	6.1%

% Triple-Play Customers
UPC Broadband	15.0%	14.1%	11.6%	6.4%	29.3%
Telenet	22.4%	18.9%	15.0%	18.5%	49.3%
J:COM	24.7%	25.9%	24.8%	(4.6)%	(0.4)%
VTR	39.7%	39.6%	39.0%	0.3%	1.8%
Liberty Global Consolidated	18.7%	17.7%	15.4%	5.6%	21.4%

RGUs per Customer Relationship
UPC Broadband	1.46	1.44	1.38	1.4%	5.8%
Telenet	1.67	1.64	1.54	1.8%	8.4%
J:COM	1.77	1.79	1.77	(1.1)%	0.0%
VTR	2.00	1.99	1.94	0.5%	3.1%
Liberty Global Consolidated	1.56	1.54	1.49	1.3%	4.7%

PRESS RELEASE

Fixed Income Overview

The following tables provide preliminary financial information for UPC Holding B.V. (“UPC Holding”) and Chellomedia Programming Financing HoldCo B.V. (“Chellomedia Programming”) and are subject to completion of the respective financial statements and to finalization of the respective compliance certificates for the fourth quarter of 2008.

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008		2007
	in millions

UPC Holding:
Revenue	€882.6	€854.8	€3,516.1		€3,334.0
OCF	421.2	361.6	1,634.9		1,402.7
Chellomedia Programming[5]:
Revenue	€63.8	€52.1	€220.3		€184.2
OCF	16.3	14.1	58.2		51.8

	Debt, Cash and Leverage at December 31, 2008[6]
	Total Debt and Capital Lease Obligations[7]	Cash and Cash Equivalents[8]	Senior Leverage		Total Leverage
	in millions
UPC Holding	€7,787.8	€108.6	3.85	x	4.50	x
Chellomedia Programming	223.7	5.2	3.26	x	3.26	x

Operating Cash Flow Definition and Reconciliations

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision makers to evaluate operating performance and to decide how to allocate resources. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and other charges or credits outlined in the respective tables below). Investors should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income or cash flows. The following tables provide the appropriate reconciliations:

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
	in millions

UPC Holding
Total segment operating cash flow	€421.2	€361.6	€1,634.9	€1,402.7
Stock-based compensation expense	(6.0)	(14.2)	(34.6)	(55.9)
Related party management (fees) credits	(2.5)	16.4	13.0	32.3
Depreciation and amortization	(275.5)	(270.1)	(1,093.9)	(1,074.0)
Impairment, restructuring and other operating charges	(113.5)	(9.7)	(119.3)	(19.7)

Operating income	€23.7	€84.0	€400.1	€285.4

Chellomedia Programming[5]
Total segment operating cash flow	€16.3	€14.1	€58.2	€51.8
Stock-based compensation expense	(0.2)	(0.3)	(0.5)	(11.4)
Depreciation and amortization	(6.2)	(4.4)	(18.9)	(16.4)
Related party management fees	(8.1)	(1.9)	(11.0)	(9.2)
Impairment, restructuring and other operating charges	(0.2)	—	(0.6)	(0.4)

Operating income	€1.6	€7.5	€27.2	€14.4

[5]	The amounts for the three months and year ended December 31, 2008 reflect a transfer between entities under common control as if the transfer had occurred on September 1, 2008, the date the transferred business was acquired by LGI.
[6]	In the covenant calculations for UPC Holding, we utilize debt figures that take into account currency swaps. Reported OCF and debt may differ from what is used in the calculation of the respective covenants. The ratios for each of the two entities are based on December 31, 2008 results, and are subject to completion of our fourth quarter bank reporting requirements. The ratios for each entity are defined and calculated in accordance with the applicable credit agreement. As defined and calculated in accordance with the UPC Broadband Holding Bank Facility, senior leverage refers to Senior Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding. For Chellomedia Programming, senior leverage refers to Senior Net Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Net Debt to Annualized EBITDA (last two quarters annualized).
[7]	Debt for UPC Holding reflects only third party debt. Debt for Chellomedia Programming reflects third party debt and a loan payable to a related party of €7.8 million.
[8]	Excludes restricted cash.

PRESS RELEASE

	Consolidated Operating Data – December 31, 2008
					Video					Internet		Telephony
	Homes Passed (1)	Two-way Homes Passed (2)	Customer Relationships(3)	Total RGUs (4)	Analog Cable Subscribers (5)	Digital Cable Subscribers (6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
The Netherlands	2,740,000	2,633,900	2,047,200	3,299,300	1,396,400	648,000	—	—	2,044,400	2,633,900	682,500	2,569,900	572,400
Switzerland (13)	1,867,300	1,335,700	1,557,300	2,350,900	1,209,100	347,000	—	—	1,556,100	1,525,700	485,500	1,523,700	309,300
Austria	1,146,500	1,146,500	748,700	1,231,000	383,300	171,700	—	—	555,000	1,146,500	433,900	1,146,500	242,100
Ireland	877,000	513,300	554,900	667,000	217,000	233,100	—	87,200	537,300	513,300	101,900	401,000	27,800

Total Western Europe	6,630,800	5,629,400	4,908,100	7,548,200	3,205,800	1,399,800	—	87,200	4,692,800	5,819,400	1,703,800	5,641,100	1,151,600

Hungary	1,199,800	1,165,900	963,300	1,403,700	593,900	79,400	183,000	—	856,300	1,165,900	321,500	1,168,400	225,900
Romania	2,069,800	1,700,400	1,263,400	1,624,900	998,200	109,900	155,300	—	1,263,400	1,575,000	237,300	1,513,200	124,200
Poland	1,996,700	1,795,800	1,084,300	1,555,800	941,400	79,100	—	—	1,020,500	1,795,800	388,000	1,734,500	147,300
Czech Republic	1,303,200	1,193,400	789,700	1,119,900	265,200	294,000	121,700	—	680,900	1,193,400	312,200	1,180,800	126,800
Slovakia	485,100	394,900	298,900	364,400	225,400	29,300	31,500	5,500	291,700	361,100	53,100	361,100	19,600
Slovenia	224,300	169,000	161,200	241,400	147,200	10,000	—	4,000	161,200	169,000	55,600	169,000	24,600

Total Central and Eastern Europe	7,278,900	6,419,400	4,560,800	6,310,100	3,171,300	601,700	491,500	9,500	4,274,000	6,260,200	1,367,700	6,127,000	668,400

Total UPC Broadband Division	13,909,700	12,048,800	9,468,900	13,858,300	6,377,100	2,001,500	491,500	96,700	8,966,800	12,079,600	3,071,500	11,768,100	1,820,000

Telenet (Belgium)	2,768,800	2,768,800	2,402,500	4,016,500	1,728,900	673,600	—	—	2,402,500	2,768,800	985,300	2,768,800	628,700

J:COM (Japan)	12,241,500	12,241,500	3,167,400	5,613,600	560,000	1,997,000	—	—	2,557,000	12,241,500	1,486,800	11,393,200	1,569,800

The Americas:
VTR (Chile)	2,523,000	1,779,200	1,029,100	2,057,200	532,700	345,200	—	—	877,900	1,779,200	588,700	1,764,400	590,600
Puerto Rico	345,300	345,300	120,600	187,700	—	83,800	—	—	83,800	345,300	68,700	345,300	35,200

Total The Americas	2,868,300	2,124,500	1,149,700	2,244,900	532,700	429,000	—	—	961,700	2,124,500	657,400	2,109,700	625,800

Austar (Australia)	2,486,800	—	720,500	720,500	—	2,700	717,500	—	720,200	30,400	300	—	—

Grand Total	34,275,100	29,183,600	16,909,000	26,453,800	9,198,700	5,103,800	1,209,000	96,700	15,608,200	29,244,800	6,201,300	28,039,800	4,644,300

PRESS RELEASE

	Subscriber Variance Table – December 31, 2008 vs. September 30, 2008
	Homes Passed (1)	Two-way Homes Passed (2)	Customer Relationships (3)	Total RGUs (4)	Video					Internet		Telephony
					Analog Cable Subscribers (5)	Digital Cable Subscribers (6)	DTH Subscribers (7)	MMDS Subscribers (8)	Total Video	Homes Serviceable (9)	Subscribers (10)	Homes Serviceable (11)	Subscribers(12)
UPC Broadband Division:
The Netherlands	9,100	7,200	(23,500)	9,000	(51,300)	27,800	—	—	(23,500)	7,200	10,700	6,600	21,800
Switzerland	(5,100)	4,300	(10,400)	(900)	(28,000)	17,600	—	—	(10,400)	4,300	8,200	4,300	1,300
Austria	33,800	33,800	(1,100)	29,600	(36,200)	37,400	—	—	1,200	33,800	2,800	33,800	25,600
Ireland	6,700	44,700	(7,100)	2,700	(11,500)	5,600	—	(3,800)	(9,700)	44,700	7,900	73,300	4,500

Total Western Europe	44,500	90,000	(42,100)	40,400	(127,000)	88,400	—	(3,800)	(42,400)	90,000	29,600	118,000	53,200

Hungary	11,000	16,800	(9,100)	10,300	(22,800)	15,200	3,500	—	(4,100)	16,800	7,700	16,800	6,700
Romania	6,700	50,500	(23,500)	(7,900)	(77,700)	36,600	17,600	—	(23,500)	50,400	12,000	50,500	3,600
Poland	14,300	121,900	12,200	44,900	(31,500)	37,800	—	—	6,300	121,900	30,300	117,800	8,300
Czech Republic	5,400	6,000	5,000	29,200	(59,500)	62,500	2,400	—	5,400	6,000	16,800	17,200	7,000
Slovakia	3,600	14,600	—	7,900	(11,600)	10,900	1,300	(700)	(100)	13,500	4,000	13,500	4,000
Slovenia	1,300	2,100	(5,600)	(200)	(11,700)	6,100	—	—	(5,600)	2,100	1,000	2,100	4,400

Total Central and Eastern Europe	42,300	211,900	(21,000)	84,200	(214,800)	169,100	24,800	(700)	(21,600)	210,700	71,800	217,900	34,000

Total UPC Broadband Division	86,800	301,900	(63,100)	124,600	(341,800)	257,500	24,800	(4,500)	(64,000)	300,700	101,400	335,900	87,200

Telenet (Belgium)	835,700	835,700	433,600	780,600	573,800	154,900	—	—	728,700	6,200	27,500	6,200	24,400

J:COM (Japan)	1,396,100	1,396,100	264,100	407,400	(19,200)	229,400	—	—	210,200	1,396,100	138,000	874,600	59,200

The Americas:
VTR (Chile)	30,400	39,100	1,300	13,900	(39,000)	39,500	—	—	500	39,100	8,500	45,300	4,900
Puerto Rico	1,900	1,900	1,300	8,500	—	1,000	—	—	1,000	1,900	2,000	1,900	5,500

Total The Americas	32,300	41,000	2,600	22,400	(39,000)	40,500	—	—	1,500	41,000	10,500	47,200	10,400

Austar (Australia)	6,200	—	6,600	6,600	—	(1,000)	7,600	—	6,600	—	—	—	—

Grand Total	2,357,100	2,574,700	643,800	1,341,600	173,800	681,300	32,400	(4,500)	883,000	1,744,000	277,400	1,263,900	181,200

ORGANIC GROWTH SUMMARY:
UPC Broadband Division	64,000	271,300	(63,100)	124,600	(341,800)	257,500	24,800	(4,500)	(64,000)	270,100	101,400	305,300	87,200
Telenet (Belgium)	4,300	4,300	(13,400)	37,600	(105,200)	90,900	—	—	(14,300)	6,200	27,500	6,200	24,400
J:COM (Japan)	91,400	91,400	33,300	92,700	(64,500)	80,500	—	—	16,000	91,400	28,400	407,200	48,300
The Americas	32,300	41,000	2,600	22,400	(39,000)	40,500	—	—	1,500	41,000	10,500	47,200	10,400
Austar (Australia)	6,200	—	6,600	6,600	—	(1,000)	7,600	—	6,600	—	—	—	—

Total Organic Change	198,200	408,000	(34,000)	283,900	(550,500)	468,400	32,400	(4,500)	(54,200)	408,700	167,800	765,900	170,300

ADJUSTMENTS FOR M&A AND OTHER:
Acquisition - Mediatti (Japan)	1,224,700	1,224,700	218,900	300,300	41,900	142,200	—	—	184,100	1,224,700	105,300	467,400	10,900
Acquisition - Taito (Japan)	80,000	80,000	11,900	14,400	3,400	6,700	—	—	10,100	80,000	4,300	—	—
Acquisition - Interkabel (Belgium)	831,400	831,400	447,000	743,000	679,000	64,000	—	—	743,000	—	—	—	—

Total Q4 acquisitions	2,136,100	2,136,100	677,800	1,057,700	724,300	212,900	—	—	937,200	1,304,700	109,600	467,400	10,900

Q4 2008 Switzerland adjustment	(7,800)	—	—	—	—	—	—	—	—	—	—	—	—
Q4 2008 Austria adjustment	30,600	30,600	—	—	—	—	—	—	—	30,600	—	30,600	—

Net adjustments for M&A and other	2,158,900	2,166,700	677,800	1,057,700	724,300	212,900	—	—	937,200	1,335,300	109,600	498,000	10,900

Total Net Adds (Reductions)	2,357,100	2,574,700	643,800	1,341,600	173,800	681,300	32,400	(4,500)	883,000	1,744,000	277,400	1,263,900	181,200

PRESS RELEASE

Footnotes for pages 17 – 18

(1)	Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With the exception of Austar, we do not count homes passed for DTH. With respect to Austar, we count all homes in the areas that Austar is authorized to serve as Homes Passed. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.
(2)	Two-way Homes Passed are Homes Passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and internet services and, in some cases, telephony services. Due to the fact that we do not own the partner networks used by Cablecom in Switzerland or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.
(3)	Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g. primary home and vacation home), that individual will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.
(4)	Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives our service in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a permanent basis (e.g. VIP subscribers, free service to employees) are not counted as RGUs.
(5)	Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 535,300 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.
(6)	Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to our analog cable service. We include this group of subscribers in Telenet’s and Cablecom’s Digital Cable Subscribers. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.
(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.
(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.
(9)	Internet Homes Serviceable is a home, residential multiple dwelling unit or commercial unit that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive broadband internet services. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.
(10)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 84,400 residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections.
(11)	Telephony Homes Serviceable is a home, residential multiple dwelling unit or commercial unit that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive voice services. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.
(12)	Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 38,500 residential subscribers of Austria GmbH that are not serviced over our networks.
(13)	Pursuant to service agreements, Cablecom offers digital cable, broadband internet and telephony services over networks owned by third party cable operators (partner networks). A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom’s service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. Cablecom’s partner network information generally is presented one quarter in arrears such that information included in our December 31, 2008 subscriber table is based on September 30, 2008 data. In our December 31, 2008 subscriber table, Cablecom’s partner networks account for 78,900 Customer Relationships, 112,600 RGUs, 45,500 Digital Cable Subscribers, 190,000 Internet Homes Serviceable, 188,000 Telephony Homes Serviceable, 40,900 Internet Subscribers, and 26,200 Telephony Subscribers. In addition, partner networks account for 373,800 digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our December 31, 2008 subscriber table.

Additional General Notes to Tables:

With respect to Chile, Japan and Puerto Rico, residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries (with the exception of Telenet, which counts commercial establishments on a per connection basis). EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. Telenet leases a portion of its network under a long-term capital lease arrangement. This table includes operating statistics for Telenet’s owned and leased networks. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, Belgium and Romania. We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.